SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 22, 2005

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2005, Dynegy Inc. (“Dynegy”) adopted the First Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan (the “First Amendment”) and the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan (the “First Supplemental Plan”). Under the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, Dynegy officers and other key employees are entitled to certain benefits in connection with a “change in control” as defined therein. The material provisions of the First Amendment are as follows:

•	The definition of the term “change in control” was amended to include the merger, sale or consolidation of one of Dynegy’s principal business units, such that covered employees identified as part of the subject principal business unit would be eligible to receive severance benefits under the plan in connection with any such change in control;

•	All covered employees are entitled to gross-up payments equal to any excise taxes that would be owed on any severance amounts payable under the plan, including any excise taxes that would be owed on any gross-up payments; and

•	All outstanding equity-based awards previously granted to covered employees of a principal business unit will vest immediately at closing in connection with a change in control exclusively involving that business unit, and all outstanding equity-based awards previously granted to covered employees will vest immediately at closing in connection with a change in control involving Dynegy. All outstanding stock options will remain exercisable (a) for the lesser of five years or the remaining option term, with respect to covered employees who are severed in connection with the change in control or covered employees who remain employed by the principal business unit after a change in control exclusively involving that business unit, or (b) for the remaining option term, with respect to covered employees who continue employment with the survivor company in a change in control involving Dynegy.

Under the Dynegy Inc. Severance Pay Plan, Dynegy employees who are not covered employees under the Dynegy Inc. Executive Severance Pay Plan, as amended, are entitled to severance benefits in connection with specified events in accordance with plan provisions. The material provisions of the First Supplemental Plan, which provides for additional benefits to be made available to these employees in connection with a change in control, are as follows:

•	The definition of “change in control” includes certain mergers, sales and other transactions with respect to Dynegy or one of Dynegy’s principal business units, such that covered employees would be eligible to receive benefits under the plan in connection with any such change in control. In addition, in connection with a “change in control,” a covered employee who terminates employment as a result of receiving notice of a change in the location of the employee’s principal place of employment by 50 miles or more, or of his or her placement in a position that provides a lower base salary, will be eligible to receive severance benefits.

•	Covered employees who are severed in connection with a change in control will be eligible to receive a lump sum cash payment based upon the employee’s service with Dynegy. Eligible employees will receive two weeks of pay for each full year of service, with a pro-rated amount for any fractional year, subject to a minimum of 24 weeks of pay and a maximum of 52 weeks of pay.

•	Covered employees who are severed in connection with a change in control will be eligible to receive a lump sum cash payment of a pro-rated portion of the employee’s current year annual target bonus amount and any earned annual target bonus amount from the prior fiscal year that has not been previously paid.

•	All outstanding equity-based awards previously granted to covered employees of a principal business unit will vest immediately at closing in connection with a change in control exclusively involving that business unit, and all outstanding equity-based awards previously granted to covered employees will vest immediately at closing in connection with a change in control involving Dynegy. All outstanding stock options will remain exercisable (a) for the lesser of five years or the remaining option term, with respect to covered employees who are severed in connection with the change in control or covered employees who remain employed by the principal business unit after a change in control exclusively involving that business unit, or (b) for the remaining option term, with respect to covered employees who continue employment with the survivor company in a change in control involving Dynegy.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: Not applicable

(b) Pro Forma Financial Information: Not applicable.

(c) Exhibits:

Exhibit No.	Document
99.1	Dynegy Inc. Severance Pay Plan as amended and restated effective as of February 1, 2005.

99.2	First Supplemental Plan to the Dynegy Inc. Severance Pay Plan dated June 22, 2005.

99.3	Dynegy Inc. Executive Severance Pay Plan as amended and restated effective as of February 1, 2005.

99.4	Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated November 20, 2003.

99.5	First Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated June 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: June 27, 2005	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
99.1	Dynegy Inc. Severance Pay Plan as amended and restated effective as of February 1, 2005.

99.2	First Supplemental Plan to the Dynegy Inc. Severance Pay Plan dated June 22, 2005.

99.3	Dynegy Inc. Executive Severance Pay Plan as amended and restated effective as of February 1, 2005.

99.4	Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated November 20, 2003.

99.5	First Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated June 22, 2005.